EXHIBIT 21.1

LIST OF SUBSIDIARIES

SUBSIDIARY	STATE OF INCORPORATION	DOES BUSINESS AS
Arch Wireless, Inc.	Delaware
Arch Canada, Inc.	Ontario, Canada
Arch Wireless Communications, Inc.	Delaware
Arch Wireless Holdings, Inc.	Delaware
MobileMedia Communications, Inc.	Delaware	Arch Wireless
Arch Wireless Operating Company, Inc.	Delaware
Arch Wireless License Co., LLC	Delaware
Paging Network Canadian Holdings, Inc.	Delaware
Metrocall Holdings, Inc.	Delaware
Metrocall, Inc.	Delaware	Metrocall Wireless
Metrocall Ventures, Inc.	Delaware
GTES LLC	Delaware